Exhibit 10.1

[Execution Version]

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of August 28, 2015, is entered into by and between SRA Companies, Inc. (formerly known as Sterling Holdco, Inc.) (the “Company”) and William L. Ballhaus (the “Executive”).

WHEREAS, the Executive is party to an Employment Agreement, dated as of July 20, 2011, by and between the Executive and the Company, and amended as of September 27, 2013 (the “Employment Agreement”), pursuant to which the Executive currently serves as President and Chief Executive Officer of the Company, with capitalized terms used herein without definition having the respective meanings set forth in the Employment Agreement;

WHEREAS, the Company previously granted to the Executive non-qualified stock options (the “2012 Options”) to purchase 14,392 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), under the Sterling Holdco, Inc. Stock Incentive Plan, as in effect and as amended from time to time, evidenced by that certain Nonqualified Stock Option Agreement, dated as of February 9, 2012 (the “Option Agreement”), of which 2012 Options, as of the date hereof, options to purchase 5,757 shares of Common Stock have vested, and options to purchase 8,635 of Common Stock remain unvested (and, of which unvested options, 7,196 are subject to the satisfaction of performance conditions based on the cash return on the Common Stock held by the Providence Entities (as defined in the Option Agreement (the “Performance Options”));

WHEREAS, the Company also previously granted to the Executive 3,275 shares of vested and unvested Restricted Stock, of which 1,750 shares of Common Stock are outstanding and unvested (the “Unvested Restricted Stock”) and 1,261 shares of Common Stock are outstanding and vested (the balance having been retained to pay withholding taxes) (the “Vested Restricted Stock”);

WHEREAS, the Company is expected to shortly enter into an Agreement and Plan of Merger with Computer Sciences Corporation (the “Merger Agreement”), pursuant to which, at the “First Merger Effective Time” (as defined in the Merger Agreement), a subsidiary of Computer Sciences Corporation will merge with and into the Company, with the Company surviving (the “Merger”); and

WHEREAS, the Company and the Executive intend hereby to agree to certain matters regarding the termination of Executive’s employment with the Company and its affiliates in connection with the Merger.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Clarification of Severance Pay upon Termination of Employment.

(a) The Company and the Executive hereby acknowledge and agree that, upon the Executive’s termination of employment with the Company and its affiliates on the Termination Date, Executive shall, subject to the last sentence of this Section 1(a), be entitled to severance pay and termination benefits under paragraph 6(b) of the Employment Agreement equal to the Enhanced Severance Payment as if the Executive’s employment were terminated by the Company without Cause followed by a “change in control” (i.e., the severance multiple referred to in paragraph 6(b) of the Employment Agreement shall be three (3) rather than two (2)) (the “Severance Pay and Termination Benefits”). The Executive’s employment will terminate automatically at 11:59 p.m. on the day prior to the date on which occurs the First Merger Effective Time (the “Termination Date”). The payment of the Severance Pay and Termination Benefits shall be subject to the Executive’s execution and delivery of the release of claims attached to the Employment Agreement (a copy of which has been attached hereto as Exhibit A) (the “Release of Claims”) within thirty (30) days following the Termination Date and the Release of Claims becoming irrevocable as provided therein.

(b) Effective as of the Termination Date, the Executive shall no longer be an employee of the Company or any of its subsidiaries or affiliates from and after the Termination Date and, effective as of the Termination Date, the Executive hereby resigns, effective as of the Termination Date, from employment with the Company, and from each services position with each of its subsidiaries and affiliates in all respects. At and following the Termination Date, the Executive shall execute promptly any documents evidencing any other resignations as the Company shall request. In no event shall such resignations affect the termination of the Executive’s economic entitlements under the Employment Agreement, which shall be determined as if the Executive’s employment were terminated by the Company without Cause followed by a “change in control”.

2. Separation Compensation and Benefits. Subject to Sections 1(a) and 14, the Severance Pay and Termination Benefits are estimated as of the date of this Agreement to be each of the following:

(a) $6,075,000 (the “Severance Amount”), which amount is equal to three (3) times the sum of the Executive’s current Base Salary and current Target Bonus Amount. The Severance Amount shall be finally determined at the Termination Date by reference to the Executive’s final Base Salary and final Target Bonus Amount (if higher than the foregoing) and shall be paid as provided in the Employment Agreement in twenty-four (24) substantially equal monthly installments following the Termination Date.

(b) $181,849.32, which is the Pro Rata Bonus (assuming a Termination Date as of the date of this Agreement). The Pro Rata Bonus shall be paid on the thirtieth (30th) day following the Termination Date as provided in the Employment Agreement.

(c) Provided that the Executive is eligible to elect and properly elects to receive continued health care coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall cause the Executive to be provided with continuation coverage pursuant to the provisions of COBRA and clause (v) of paragraph 6(b) of the Employment Agreement for the eighteen (18) months following the Termination Date at the same premium rate that active employees of the Company pay for such coverage.

3. Exclusive Payments; No Mitigation or Offset. The severance benefits set forth in Section 2 above are in lieu of and not in addition to any other severance benefits payable under any severance plan or arrangement sponsored or agreed to by the Company or any of its subsidiaries or affiliates and shall satisfy the Company’s obligation under paragraph 6(b) of the Employment Agreement. The Executive is under no obligation to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and the payments under this Agreement shall not be subject to offset. In addition, and for avoidance of doubt, the Executive shall in all events be entitled to payment of the Accrued Compensation.

4. Treatment of Equity.

(a) For purposes of this Section 4, the terms “Management Equity Escrow Account”, “Providence”, “Star Vested Time-Based Options”, “Star Performance-Based Options”, “Star Restricted Stock Awards”, “Star Unvested Time-Based Options” and “Utah Government Common Stock” shall have the meanings set forth in the Merger Agreement.

(b) The Executive consents to the treatment of the unvested Star Restricted Stock Awards, the Star Performance-Based Options (all of which are acknowledged to be unvested), the Star Vested Time-Based Options and the Star Unvested Time-Based Options, in each case which were granted to the Executive prior to the Termination Date and are outstanding immediately prior to the Effective Time, as provided in Section 3 of the Merger Agreement, specifically:

(i) that, with respect to the Unvested Restricted Stock (referred to in the Merger Agreement as the unvested Star Restricted Stock Awards) held by the Executive immediately prior to the Termination Date, such Unvested Restricted Stock shall become fully vested as of the Termination Date and the Executive shall be entitled following the First Merger Effective Time to receive, for each such vested share of Common Stock, the same proportion of cash and Utah Government Common Stock as received by Providence (net of applicable withholding Taxes) pursuant to 3.7(a) of the Merger Agreement;

(ii) that, with respect to the Vested Restricted Stock held by the Executive as of the Termination Date, such Vested Restricted Stock shall be entitled following the First Merger Effective Time to receive, for each such vested share of Common Stock, the same proportion of cash and Utah Government Common Stock as received by Providence pursuant to Section 3.6 of the Merger Agreement;

(iii) that, subject to Section 4(c) of this Agreement, with respect to the Star Performance-Based Options held by the Executive immediately prior to the First Merger Effective Time, the obligation to provide services following the Termination Date shall be deemed satisfied, and such Star Performance-Based Options shall, pursuant to Section 3.7(b) of the Merger Agreement, be cancelled at the First Merger Effective Time and Utah Government Common Stock of equivalent value (determined as provided in the Merger Agreement) shall be deposited in the Management Equity Escrow Account for delivery to the Executive following the First Merger Effective Time based on the vesting schedule applicable to the Star Performance-Based Options (and such Utah Government Common Stock shall be subject to forfeiture if such vesting does not occur);

(iv) that the Star Vested Time-Based Options held by the Executive shall, pursuant to Section 3.7(c) of the Merger Agreement, be cancelled immediately prior to the First Merger Effective Time and converted into a number of shares of Common Stock based on an as-if net-exercised basis, and in consideration of such cancellation and conversion, the Executive shall be entitled following the First Merger Effective Time to receive, for each such share of Common Stock, the same proportion of cash and Utah Government Common Stock as received by Providence (net of applicable withholding Taxes); and

(v) that the vesting of the Star Unvested Time-Based Options held by the Executive as of the Termination Date shall be fully accelerated as of the Termination Date, and all of such options shall, pursuant to Section 3.7(c) of the Merger Agreement, be treated in the Merger in the same manner as Star Vested Time-Based Options, except that such cash and shares of Utah Government Common Stock received in respect of such options will be held in the Management Equity Escrow Account until the earlier of (A) July 20, 2016 and (B) the Exit Event (as defined in the Option Agreement).

(c) Additional Provisions Applicable to the Management Equity Escrow Account.

(i) Notwithstanding paragraph 2(b)(i) of the Option Agreement, (x) upon the receipt by the Providence Entities (as defined in the Option Agreement) of a 2.0x cash-on-cash return in respect of their Common Stock, the Executive shall be entitled to distribution from the Management Equity Escrow Account of the percentage of the shares of Utah Government Common Stock allocable to the Executive’s Performance Options calculated pursuant to the escrow agreement for the Management Equity Escrow Account (net of applicable withholding taxes), and (y) the remaining shares of the Utah Government Common Stock allocable to the Executive’s Performance Options shall be distributed to the Executive from the Management Equity Escrow Account (net of applicable withholding taxes) upon the Providence Entities’ receipt of a 2.5x cash-on-cash return in respect of their Common Stock. If, immediately following the Exit Event (as defined in the Option Agreement), either or both of these performance thresholds have not been met, the Executive shall forfeit any rights in respect of the Utah Government Common Stock held in the Management Equity Escrow Account as to which either or both of the foregoing performance goals has not been met. For the avoidance of doubt, in the event of such forfeiture, Executive will be entitled to receive his pro rata portion of the shares of Utah Government Common Stock issuable to Company shareholders under Section 4(d) of the Management Equity Escrow Account.

(ii) Based on termination of the Executive’s employment as if the Executive’s employment were terminated by the Company without Cause followed by a “change in control”, the requirement of continued service applicable to the Performance Options under paragraph 4(c) of the Option Agreement is deemed met and the Executive’s entitlement to the Utah Government Common Stock in the Management Equity Escrow Account allocable to the Performance Options shall be determined solely by reference to the performance conditions set forth in paragraph 2(b) of the Option Agreement.

5. Restrictive Covenant Certification. The Executive hereby confirms that Executive is in compliance with the terms and conditions of (a) his employment, (b) the Employment Agreement, including but not limited to paragraph 7 thereof and (c) any other individual written agreement between the Executive and the Company or any of its subsidiaries or affiliates. The Executive and the Company hereby agree that the provisions of paragraph 7 of the Employment Agreement are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Executive’s termination of employment in accordance with their terms. For clarity, the provisions of paragraph 7 of the Employment Agreement are attached to this Agreement as Exhibit B.

6. Acknowledgments and Release. As provided in the Employment Agreement, in consideration of the Company’s commitments herein, the Executive shall execute the Release of Claims attached to the Employment Agreement and deliver the executed Release of Claims to the Company not later than the 30th day after the Termination Date. The Executive agrees and acknowledges that none of the benefits to which he is entitled by reason of the operation of this Agreement shall be payable to him unless and until (x) he shall have executed and delivered such Release of Claims in a timely manner and (y) the period during which the Executive may revoke such Release of Claims shall have expired without the Executive having revoked such Release of Claims.

7. Company Property. To the extent that the Executive has not already done so as of the Termination Date, promptly following the Termination Date, the Executive shall return to the Company (1) all property of the Company and its affiliates in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its affiliates.

8. Withholding. All payments to be made or benefits to be provided to the Executive in accordance with this Agreement (other than the payments pursuant to Section 4(b)(ii)) are in consideration of the performance of his services as an employee of the Company and shall be made net of all applicable income and employment taxes required to be withheld from such payments, which may be deducted from such payments or from other payments made hereunder.

9. Effect of Death. If the Executive shall die prior to the payment of all payments and benefits owed to him under this Agreement or the Employment Agreement, any of such unpaid amounts shall be paid to the Executive’s estate.

10. Notices. Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand or sent overnight courier. All notices to the Company be marked confidential and addressed to the Company at:

SRA Companies, Inc.

4300 Fair Lakes Court

Fairfax, VA 22033

Attn: Senior Vice President & General Counsel

All notices to the Executive will be addressed to the most recent address for the Executive reflected in the Company’s records (or such other address as the Executive may from time to time specify to the Company in accordance with this notice provision).

11. Effect of Termination of the Merger Agreement. This Agreement shall terminate and cease to have any force or effect, and no party shall have any rights or obligations under this Agreement, upon the termination of the Merger Agreement in accordance with its terms without the Merger having occurred.

12. Counterparts. This Agreement may be executed and delivered in one or more counterparts (including via .pdf file or by electronic delivery), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Miscellaneous. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Section 409 of the Code. Solely to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the Company will cause payments subject to Section 409A of the Code otherwise payable during the first six months following the Termination Date to be deferred until the end of such six (6) month period (or the earliest date as is permitted under Section 409A of the Code without any adverse tax consequences to the Executive).

15. Section 280G of the Code. The Company shall seek approval from the shareholders of the Company in conformance with Section 280G of the Code (a “280G Approval”), such that, if such approval is obtained, none of the payments to be made to Executive under this Agreement shall constitute “parachute payments” under Section 280G of the Code, and Executive shall receive evidence satisfactory to Executive of the submission of the vote to the Company’s shareholders and evidence satisfactory to Executive of the results of such vote.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

SRA COMPANIES, INC.

By:	/s/ Anne M. Donahue
Name:	Anne M. Donahue
Title:	Senior Vice President and General Conusel

WILLIAM L. BALLHAUS

/s/ William L. Ballhaus

Acknowledged on behalf of the Board of Directors of the Company:

/s/ Charles E. Gottdiener
Name:	Charles E. Gottdiener
Title:	A Member of the Board

Exhibit A

Form of General Release

1. General Release. In consideration of the terms and conditions of that certain employment agreement by and between (among others) William L. Ballhaus (“Ballhaus”) and SRA International, Inc. (the “Company”), dated as of July 20, 2011 (the “Employment Agreement”), and with the intention of binding Ballhaus and Ballhaus’s heirs, executors, administrators and assigns, Ballhaus does hereby release, remise, acquit and forever discharge the Company, its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), Providence Equity Partners L.L.C. and its affiliates (including those investment vehicles which are directly or indirectly managed by Providence Equity Partners L.L.C. and those entities which serve as the general partner or managing member of any such vehicles) and each of their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which Ballhaus, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”), including, without limitation, (i) arising out of or in connection with Ballhaus’s services to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity and the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for violation of or failure to comply with any public policy and (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinary pertaining to discrimination in employment or the termination of employment, excepting only:

(a) the payments, rights, interests and/or benefits to which Ballhaus is entitled under the Separation Agreement and Release and the Employment Agreement and any rights with respect to equity compensation granted to Ballhaus in accordance with the terms of such equity compensation;

(b) the right of Ballhaus to receive benefits required to be provided in accordance with applicable statute, including, for example, continued medical coverage under COBRA;

(c) claims (i) for vested benefits under any health, disability, retirement or other, similar employee benefit plan or arrangement of the Company Affiliated Group incurred prior to the date hereof and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable policy of the Company Affiliated Group;

(d) rights to indemnification Ballhaus may have (i) under applicable corporate law, (ii) under the by-laws, certificate of incorporation or other organizational documents of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims for the reimbursement of unreimbursed business expenses properly incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group; and

(f) any claim based upon events that occur after the effective date of this Release of Claims.

2. No Admissions, Complaints or Other Claims. Ballhaus acknowledges and agrees that this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. Ballhaus also acknowledges and agrees that Ballhaus has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Company Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

3. Application to all Forms of Relief. This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. Ballhaus specifically acknowledges that Ballhaus’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law Ballhaus is not permitted to waive, except that, with respect to any such right or Action, Ballhaus does waive any right to money damages. This Release of Claims shall not affect Ballhaus’ rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release of Claims and does not purport to limit any right Ballhaus may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release of Claims does, however, waive and release any right by Ballhaus to recover damages in any proceeding under the ADEA or other civil rights statute.

5. Voluntariness. Ballhaus acknowledges and agrees that Ballhaus is relying solely upon Ballhaus’s own judgment; that Ballhaus is over eighteen years of age and is legally competent to sign this Release of Claims; that Ballhaus is signing this Release of Claims of Ballhaus’s own free will; that Ballhaus has read and understood the Release of Claims before signing it; and that Ballhaus is signing this Release of Claims in exchange for consideration that Ballhaus believes is satisfactory and adequate. Ballhaus also acknowledges and agrees that Ballhaus has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims. All provisions and portions of this Release of Claims are severable. If any provision or portion of this Release of Claims or the application of any provision or portion of the Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. Ballhaus acknowledges that Ballhaus has been given a period of 21 days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case Ballhaus shall be advised of such longer period and such longer period shall apply. Ballhaus may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Company. This Release of Claims shall not become effective or enforceable until seven (7) calendar days after Ballhaus signs it. Ballhaus may revoke Ballhaus’s acceptance of this Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

William L. Ballhaus

Dated:

Exhibit B

Restrictive Covenants from the Employment Agreement

(Note: This is an excerpt from the Employment Agreement. Accordingly, capitalized terms used but not defined herein have the meanings set forth in the Employment Agreement.)

7. Executive Covenants.

(a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the Company and its subsidiaries (collectively, the “Company Group”), including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document containing Confidential Information produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term.

(b) Non-competition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Non-competition Term (as defined below), (i) directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below) or (ii) provide services to, or otherwise assist or co-invest with, any private equity investment firm (or any investment fund or other affiliate of such firm) in connection with such firm’s acquisition of a Restricted Enterprise; provided in each case that in no event shall the Executive’s passive ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Subsection (b) of this Section 7. Following termination of the Employment Term, upon request of the Company during the Non-competition Term, the Executive shall notify the Company of the Executive’s then current employment status.

For purposes of this Agreement:

(1) The “Non-competition Term” shall mean the period beginning on the date of this Agreement and ending on the second anniversary of the Termination Date.

(2) “Restricted Enterprise” shall mean any entity as to which both clause (a) below and clause (b) below are satisfied:

(a)	Such entity is known by the Company to be or to have been competing for contracts (i) that are held by the Company Group at the Termination Date, (ii) that were held by the Company Group within the twelve (12) month period prior to the Termination Date, (iii) on which the Company Group is bidding at the Termination Date or did bid within the twelve (12) month period prior to the Termination Date or (iv) on which the Company Group has devoted substantial time and resources within the twelve (12) month period prior to the Termination Date in preparation for a bid; and

(b)	All of the contracts as to which such entity is or was competing under clause (i) through (iv) above have or had an aggregate potential revenue of not less than $50 million per year;

provided, that only the highest twelve (12) entities (determined by potential revenue as calculated pursuant to clause (b)) shall be considered Restricted Enterprises. Not later than ten (10) business days after the Termination Date, the Company shall provide the Executive with a list of the Restricted Enterprises and such supporting documentation as the Executive shall reasonably request related to the determination thereof. If an entity (or group of affiliated entities) consists of one or more businesses, divisions, sectors, or other business groups that are Restricted Enterprises and one or more businesses, divisions, sectors, or other business groups that are not Restricted Enterprises (a “Mixed Business”, and the portion that does not include Restricted Enterprises, the “Noncompeting Business”), then (I) “Restricted Enterprise” shall not include that portion of the Mixed Business that is a Noncompeting Business and the Executive may provide services to, and take any of the other actions otherwise prohibited in Section 7(b) above with respect to, the Noncompeting Business, provided that the Executive does not provide any Confidential Information to the portion of the entity that is a Restricted Enterprise, and (II) the Executive may serve as CEO of the Mixed Business or in another senior executive capacity of the Mixed Business and his providing of CEO or senior executive services to the Mixed Business, and, in connection therewith, taking any of the other actions otherwise prohibited in Section 7(b) above with respect to the Mixed Business, shall be permitted by this Agreement so long as (A) the day to day operations and strategy of the Restricted Enterprise is under the direction of executives other than the Executive, (B) the annual revenues of the Restricted Enterprise account for one-third (33%) or less of the annual revenues of the Mixed Business and (C) the Executive does not provide any Confidential Information to the portion of the entity that is a Restricted Enterprise.

(c) Non-solicitation. During the Non-competition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from any member of the Company Group. For purposes of this Agreement, “Restricted Person” shall mean any person who at any time during the Employment Term was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.

(d) Non-disparagement. During the Employment Term and for two years thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Group or any of their affiliates, directors, officers or employees, and the Company shall not make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.

(e) Proprietary Rights.

(i) Developments. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Term (collectively “Developments”); provided, that the Company shall not own any of the foregoing (which shall not constitute “Developments”) for which no equipment, supplies, facility or trade secret information of the Company Group was used and which were developed entirely on the Executive’s time, and (x) which do not relate (A) to the business of the Company Group or (B) to the Company Group’s actual or demonstrably anticipated research or development, or (y) which do not result from any work performed by the Executive for the Company Group. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Term. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, § 101). The obligations of the Executive described herein shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(ii) Moral Rights. To the extent allowed by law, subsection (i) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent the Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights. The Executive will confirm any such waivers and consents from time to time as requested by the Company.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company Group for which the members of the Company Group would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7 unless the Company, prior to the commencement of an enforcement action, has failed to timely pay to the Executive any of the compensation or benefits to which Executive is entitled pursuant to the terms of this Agreement.